Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

PIKE CORPORATION

ARTICLE I

SHAREHOLDERS

1.1 Meetings.

1.1.1 Place. Meetings of the shareholders shall be held at such place as may be designated by the board of directors.

1.1.2 Annual Meeting. An annual meeting of the shareholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.

1.1.3 Special Meetings. Special meetings of the shareholders may be called at any time by the president, or the board of directors, or the holders of a majority of the outstanding shares of stock of the Company entitled to vote at the meeting.

1.1.4 Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.

1.1.5 Voting Rights. Except as otherwise provided herein, in the Articles of Incorporation or by law, every shareholder shall have the right at every meeting of shareholders to one vote for every share standing in the name of such shareholder on the books of the Company which is entitled to vote at such meeting. Every shareholder may vote either in person or by proxy.

ARTICLE II

DIRECTORS

2.1 General Powers; Number and Term. The business and affairs of the Company shall be managed by or under the direction of the board of directors, except as otherwise provided by law or the Articles of Incorporation. Subject to the provisions of any shareholders agreement to which the Company is bound, the board of directors shall have authority to (i) determine the number of directors to constitute the board and (ii) fix the terms of office of the directors.

2.2 Meetings.

2.2.1 Place. Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.

2.2.2 Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board may designate. Notice of regular meetings need not be given.

2.2.3 Special Meetings. Special meetings of the board may be called by direction of the president or any member of the board on three days’ notice to each director, either personally or by mail, telegram or facsimile transmission.

2.2.4 Quorum; Participation in Meeting by Means of Electronic Equipment. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting. Any one or more members of the board or any committee thereof may participate in any meeting of the board or of any such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or as otherwise permitted by law, and such participation in a meeting shall constitute presence in person at such meeting.

2.2.5 Voting. Except as otherwise provided herein, in the Articles of Incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the board of directors.

2.2.6 Committees. The board of directors may, by resolution adopted by a majority of the whole board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board. Except as otherwise provided herein, in the Articles of Incorporation or by law, any such committee shall have and may exercise the powers of the full board of directors to the extent provided in the resolution of the board directing the committee.

ARTICLE III

OFFICERS

3.1 Election. At its first meeting after each annual meeting of the shareholders, the board of directors shall elect (i) a president, who may also be the chief executive officer, (ii) a treasurer, (iii) a secretary and (iv) such other officers as it deems advisable.

3.2 Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by board resolution, (i) the president shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, shall have such duties and authority as are normally incident to the position of chief executive officer of a corporation, may perform any act and execute any instrument for the conduct of the business and operations of the Company and shall preside as chairman at all meetings of the board and shareholders, (ii) the other officers shall have the duties customarily related to their respective offices, and (iii) any vice president, or vice presidents in the order determined by the board, shall in the absence of the president have the authority and perform the duties of the president.

ARTICLE IV

INDEMNIFICATION

4.1 Right to Indemnification. The Company shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise, against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Company, except to the extent (and only to the extent) that such indemnification is prohibited by applicable law.

4.2 Advance of Expenses. Expenses (including attorneys’ fees) incurred by a director or officer in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding subject to the provisions of any applicable statute. Such expenses (including attorneys’ fees) incurred by such director or officer may be so paid upon such terms and conditions, if any, as the board reasonably deems appropriate, consistent with its obligation to promptly pay all such expenses.

4.3 Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article IV is permissible, the board of directors by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, provided that, if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses (including attorneys’ fees) of any director or officer in prosecuting a claim for indemnification or advance of expenses, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Company, only to the extent such prosecution is successful.

4.4 Contractual Obligation. The obligations of the Company to indemnify a director or officer under this Article IV, including the duty to advance expenses, shall be considered a contract between the Company and such director or officer, and no amendment, modification or repeal of any provision of this Article IV shall affect, to the detriment of the director or officer, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such amendment, modification or repeal.

4.5 Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advance of expenses provided by this Article IV shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, provision of the Articles of Incorporation, these bylaws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person. All references in this Article IV to a director or officer shall also include a former director or officer.

4.6 Insurance and Other Indemnification. The board of directors shall (i) have the power to authorize the Company to purchase and maintain, at the Company’s expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statute, (ii) have the power to create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (iii) have the power to give other indemnification to the extent permitted by statute.

ARTICLE V

TRANSFER OF SHARE CERTIFICATES

Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VI

AMENDMENTS

These bylaws may be amended, modified or repealed at any regular or special meeting of the board of directors by vote of a majority of all directors in office or at any annual or special meeting of shareholders by vote of holders of a majority of the outstanding stock entitled to vote; provided, however, that in no event shall any such amendment, modification or repeal in respect of Article IV hereof have any retroactive effect. Notice of any such annual or special meeting of shareholders, or any such special meeting of the board of directors, shall set forth the proposed change or a summary thereof. All powers, duties and responsibilities provided for in these bylaws, whether or not explicitly so qualified, are qualified by the provisions of the Articles of Incorporation, applicable law, and the provisions of any shareholders agreement to which the Company is bound.

4